Exhibit 9(b)

                      TRANSFER AGENCY AND SERVICE AGREEMENT



                                     between



                             SCUDDER PATHWAY SERIES



                                       and



                           SCUDDER SERVICE CORPORATION







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                      TRANSFER AGENCY AND SERVICE AGREEMENT

             AGREEMENT made as of __________, 199_, by and between SCUDDER PATHWAY SERIES, a Massachusetts business trust, having its principal office and place of business at Two International Place, Boston, Massachusetts 02110 (the "Company") and SCUDDER SERVICE CORPORATION, a Massachusetts corporation, having its principal office and place of business at Two International Place, Boston, Massachusetts 02110 (the "Agent").

             WHEREAS, the Company desires to appoint the Agent as a transfer agent, dividend disbursing agent and agent in connection with certain other activities and the Agent desires to accept such appointment;

             NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Article 1.    Terms of Appointment: Duties of the Agent.

         1.01. Subject to the terms and conditions set forth in this Agreement, the Company hereby employs and appoints the Agent to act as, and the Agent agrees to act as, transfer agent for the Company's authorized and issued shares of beneficial interest ("Shares"), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of the Company ("Shareholders") and set out in a currently effective prospectus ("Prospectus") or currently effective statement of additional information ("Statement of Additional Information") of the Company, including without limitation any periodic investment plan or periodic withdrawal program. The term "Company" shall be deemed to apply to each series of Shares, unless the context otherwise requires.

         1.02.    The Agent agrees that it will perform the following services:

         (a) In accordance with procedures established from time to time by agreement between the Company and the Agent, the Agent shall:

              (i) Receive for acceptance orders for the purchase of Shares and promptly deliver payment and appropriate documentation thereof to the duly authorized custodian of the Company (the "Custodian").

              (ii) Pursuant to orders for the purchase of Shares, record the purchase of the appropriate number of Shares in the Shareholder's account and, if requested by the Shareholder, and if the Trustees of the Company have authorized the issuance of stock certificates, issue a certificate for the appropriate number of Shares;

              (iii) Pursuant to instructions provided by Shareholders, reinvest income dividends and capital gain distributions;

              (iv) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

              (v) Provide an appropriate response to Shareholders with respect to all correspondence and rejected trades;

              (vi) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

              (vii) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

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              (viii)     Prepare and transmit payments for dividends and
                         distributions declared by the Company;

              (ix) Report abandoned property to the various states as authorized by the Company in accordance with policies and principles agreed upon by the Company and Agent;

              (x) Maintain records of account for and advise the Company and its Shareholders as to the foregoing;

              (xi) Record the issuance of Shares of the Company and maintain an accurate control book with respect to Shares pursuant to SEC Rule 17Ad-10(e) under the Securities Exchange Act of 1934. The Agent shall also provide the Company on a regular basis with the total number of Shares which are issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Company;

              (xii) Respond to all telephone inquiries from Shareholders or their authorized representatives regarding the status of Shareholder accounts;

              (xiii) Respond to correspondence from Shareholders or their authorized representatives regarding the status of Shareholder accounts or information related to Shareholder accounts; and

              (xiv)      Perform all Shareholder account maintenance updates.

         (b) In addition to and neither in lieu nor in contravention of the services set forth in the above paragraph (a), the Agent shall: (i) perform the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program). The detailed definition, frequency, limitations and associated costs (if any) set out in the attached fee schedule, include but are not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxy statements and proxies, receiving and tabulating proxies, mailing shareholder reports and prospectuses to current Shareholders, and withholding all applicable taxes (including but limited to all withholding taxes imposed under the U.S. Internal Revenue Code and Treasury regulations promulgated thereunder, and applicable state and local laws to the extent consistent with good industry practice), preparing and filing U.S. Treasury Department Forms 1099, Form 941 when applicable and other appropriate forms required with respect to dividends, distributions and taxes withheld on Shareholder accounts by federal authorities for all registered Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other conformable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information, (ii) provide daily and monthly a written report and access to information which will enable the Company to monitor the total number of Shares sold and the aggregate public offering price thereof in each State by the Company, added by sales in each State of the registered Shareholder or dealer branch office, as defined by the Company, and (iii) if directed by the Company, (A) each confirmation of the purchase which establishes a new account will be accompanied by a Prospectus and any amendment or supplement thereto, and (B) a Prospectus, and any amendment or supplement thereto, will be mailed to each Shareholder at the time a confirmation of the first purchase by such Shareholder, subsequent to the effective date of a Prospectus or any amendment or supplement thereto, is mailed to such Shareholders.


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         (c) In addition, the Company shall (i) identify to the Agent in writing those transactions and assets to be treated as exempt from blue sky reporting to the Company for each state and (ii) approve those transactions to be included for each state on the blue sky program prior to activation and thereafter monitor the daily activity for each state. The responsibility of the Agent for the Company's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Company and the reporting of such transactions as provided above.

         (d) The Agent shall utilize a system to identify all share transactions which involve purchase and redemption orders that are processed at a time other than the time of the computation of net asset value per share next computed after receipt of such orders, and shall compute the net effect upon the company of such transactions so identified on a daily and cumulative basis.

         (e) The Agent shall supply to the Company from time to time, as mutually agreed upon, reports summarizing the transactions identified pursuant to paragraph (d) above, and the daily and cumulative net effects of such transactions, and shall advise the Company at the end of each month of the net cumulative effect at such time. The Agent shall promptly advise the Company if at any time the cumulative net effect exceeds a dollar amount equivalent to 1/2 of 1 cent per outstanding Share.

         (f) The Agent shall make appropriate arrangements with banking institutions in connection with effecting timely redemptions of shares by the Write-a-Check redemption feature described in the Company's Prospectus and Statement of Additional Information, if applicable.

           1.03. The Agent's offices, personnel and computer and other equipment shall be adequate to perform the services contemplated by this Agreement for the Company and for other investment companies advised by Scudder, Stevens & Clark, Inc. and its affiliates. The Agent shall notify the Company in the event that it proposes to provide such services for any investment companies or other entities other than those managed by Scudder, Stevens & Clark, Inc. and its affiliates.

Article 2.    Fees and Expenses

           2.01. For the performance by the Agent pursuant to this Agreement, the Agent shall be paid an annual maintenance fee for each Shareholder account as set out in a fee schedule agreed to by both parties in writing. Such fees and out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Company and the Agent, as approved by a majority of the Trustees who are not "interested persons" (as defined in the Investment Company Act of 1940) of the Company.

           2.02. In addition to the fee paid under Section 2.01 above, the Agent shall be reimbursed for out-of-pocket expenses or advances incurred by the Agent for the items set out in the fee schedule agreed to by both parties in writing. In addition, any other expenses incurred by the Agent at the request or with the consent of the Company will be reimbursed.

           2.03. All reimbursable expenses shall be paid promptly, the terms, method and procedures for which are detailed on the fee schedule agreed to by both parties in writing. Postage for mailing of dividends, proxy statements, Company reports and other mailings to all Shareholder accounts shall be advanced to the Agent at least two (2) days prior to the mailing date of such materials.

           2.04. The Company may engage accounting firms or other consultants to evaluate the fees paid to, and quality of services rendered by, the Agent hereunder, and such firms or other consultants shall be provided access by the Agent to such information as may be reasonably required in connection with such engagement. The Agent will give due consideration and regard to the recommendations to the Company in connection with such engagement, but shall not be bound thereby.

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           2.05 The payment of amounts due and payable hereunder shall be subject to the terms of the Special Servicing Agreement dated _______________, 199_, among the Company, the Agent, Scudder, Stevens & Clark, Inc., Scudder Fund Accounting Corporation, Scudder Investor Services, Inc., Scudder Trust Company and the various funds in which the Portfolios of the Company may invest (the "Special Servicing Agreement").

3.            Representations and Warranties of the Agent.

The Agent represents and warrants to the Company that:

          3.01. It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

          3.02. It has the legal power and authority to carry on its business in The Commonwealth of Massachusetts.

          3.03. It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

          3.04. All requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

          3.05. It is duly registered as a transfer agent under Section 17A of the Securities Exchange Act of 1934, as amended.

          3.06. It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

Article 4.    Representations and Warranties of the Company.

The Company represents and warrants to the Agent that:

          4.01. It is a business trust duly organized and existing and in good standing under the laws of Massachusetts.

          4.02. It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

          4.03. All proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

          4.04. It is an investment company registered under the Investment Company Act of 1940, as amended.

          4.05. A registration statement under the Securities Act of 1933 is currently effective (or will be effective prior to commencement by the Agent of performance of services hereunder) and will remain effective, and appropriate state securities law filings have been made and/or will continue to be made, with respect to all Shares of the Company being offered for sale.

Article 5.    Indemnification

          5.01. To the extent that the Agent acts in good faith and without negligence or willful misconduct, the Agent shall not be responsible for, and the Company shall indemnify and hold the Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to:

          (a) All actions of the Agent or its agents or subcontractors required to be taken and correctly executed pursuant to this Agreement.

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           (b)      The Company's lack of good faith, negligence or willful
                    misconduct or which arise out of the breach of any representation or warranty of the Company hereunder.

           (c) The reasonable reliance on or use by the Agent or its agents or subcontractors of information, records and documents or services which are received or relied upon by the Agent or its agents or subcontractors and furnished to it or performed by or on behalf of the Company.

           (d) The reasonable reliance on, or the carrying out by the Agent or its agents or subcontractors of, any written instructions or requests of the Company.

           (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations, or the securities laws or regulations of any state that such Shares be registered in such state, or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state, unless such violation is the result of the Agent's negligent or willful failure to comply with the provisions of Section 1.02(b) of this Agreement.

           5.02. The Agent shall indemnify and hold the Company harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to the Agent's refusal or failure to comply with the terms of this Agreement (whether as a result of the acts or omissions of the Agent or of its agents or subcontractors) or arising out of the lack of good faith, negligence or willful misconduct of the Agent, or its agents or subcontractors, or arising out of the breach of any representation or warranty of the Agent hereunder.

           5.03. At any time the Agent may apply to any officer of the Company for instructions, and may consult with outside legal counsel with respect to any matter arising in connection with the services to be performed by the Agent under this Agreement, and the Agent and its agents or subcontractors shall not be liable and shall be indemnified by the Company for any action reasonably taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Company, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to the Agent or its agents or subcontractors by machine-readable input, telex, CRT data entry or other similar means authorized by the Company, and shall not be held to have notice of any change of authority of any person, until receipt by the Agent of written notice thereof from the Company. The Agent, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Company, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

           5.04. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes.

           5.05. Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement, but each shall be liable for general damages resulting from breach of this Agreement. For the purposes of this Agreement, the term "general damages" shall include but shall not be limited to:

           (a) All costs of correcting errors made by the Agent or its agents or subcontractors in Company shareholder accounts, including the expense of computer time, computer programming and personnel;


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          (b)       Amounts which the Company is liable to pay to a person (or his representative) who has purchased or redeemed, or caused to be repurchased, Shares at a price which is higher, in the case of a purchase, or lower, in the case of a redemption or repurchase, than correct net asset value per Share, but only to the extent that the price at which such Shares were purchased, redeemed or repurchased was incorrect as a result of either (i) one or more errors caused by the Agent or its agents or subcontractors in processing shareholder accounts of the Company or (ii) the posting by the Agent of the purchase, redemption or repurchase of Shares subsequent to the time such purchase, redemption or repurchase should have been posted pursuant to laws and regulations applicable to open-end investment companies, if the delay is caused by the Agent, its agents or subcontractors;

           (c) The value of dividends and distributions which were not credited on Shares because of the failure of the Agent or its agents or subcontractors to timely post the purchase of such Shares;

           (d) The value of dividends and distributions which were incorrectly credited on Shares because of the failure of the Agent or its agents or subcontractors to timely post the redemption or repurchase of such Shares;

           (e) The value of dividends and distributions, some portion of which was incorrectly credited, or was not credited, on Shares because of the application by the Agent or its agents or subcontractor of an incorrect dividend or distribution factor or otherwise;

           (f) Penalties and interest which the Company is required to pay because of the failure of the Agent or its agents or subcontractors to comply with the information reporting and withholding (including backup withholding) requirements of the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations thereunder, applicable to Company Shareholder accounts: and

           (g) Interest in accordance with the laws of The Commonwealth of Massachusetts on any damages from the date of the breach of this Agreement.

           5.06. In order that the indemnification provisions contained in this
Article 5 shall apply, upon the assertion of a claim or loss for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion or loss, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate at its expense with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

           5.07. Losses incurred by the Company arising from the Agent effecting a share transaction at a trade (pricing) date prior to the processing date shall be governed by a separate agreement between the Agent and the Company.

           The obligations of the parties hereto under this Article 5 shall survive the termination of this Agreement.

Article 6.    Covenants of the Company and the Agent.

           6.01.  The Company shall promptly furnish to the Agent the following:

              (a) A certified copy of the resolution of the Board of Trustees of the Company authorizing the appointment of the Agent and the execution and delivery of this Agreement.


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          (b)       A copy of the Declaration of Trust and By-Laws of the
                    Company and all amendments thereto.

           6.02. The Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Company for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account, of such certificates, form and devices.

           6.03. The Agent shall at all times maintain insurance coverage which is reasonable and customary in light of its duties hereunder and its other obligations and activities.

           6.04. The Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, (the "Act") and the Rules thereunder, the Agent agrees that all such records prepared or maintained by the Agent relating to the services to be performed by the Agent hereunder and those records that the Company and the Agent agree from time to time to be the records of the Company are the property of the Company and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Company on and in accordance with its request. Records surrendered hereunder shall be in machine readable form, except to the extent that the Agent has maintained such a record only in paper form.

           6.05. The Agent and the Company agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential and shall not be voluntarily disclosed to any other person, except as may be required by law.

           6.06. In case of any requests or demands for the inspection of the Shareholders records of the Company, the Agent will endeavor to notify the Company and to secure instructions from an authorized officer of the Company as to such inspection. The Agent reserves the right, however, to exhibit the Shareholders records to any person whenever it is reasonably advised by its counsel that it may be held liable for the failure to exhibit the Shareholders records to such person.

           6.07. The Agent agrees to maintain or provide for redundant facilities or a compatible configuration and to maintain or provide for backup of the Company's master and input files and to store such files in a sense off-premises location so that in the event of a power failure or other interruption of whatever cause at the location of such files the Company's records are maintained intact and transactions can be processed at another location.

           6.08. The Agent acknowledges that the Company, as a registered investment company under the Act, is subject to the provisions of the Act and the rules and regulations thereunder, and that the offer and sale of the Company's Shares are subject to the provisions of federal and state laws and regulations applicable to the offer and sale of securities. The Company acknowledges that the Agent is not responsible for the Company's compliance with such laws and regulations. If the Company advises the Agent that a procedure of the Agent related to the discharge of its obligations hereunder has or may have the effect of causing the Company to violate any of such laws or regulations, the Agent shall use its best efforts to develop a mutually agreeable alternative procedure which does not have such effect.

Article 7.    Termination of Agreement.

           7.01. This Agreement may be terminated by either party upon one hundred twenty (120) days written notice to the other.

           7.02. Should the Company exercise its right to terminate, all reasonable out-of-pocket expenses of the Agent associated with the movement of records and materials required by this Agreement will be borne by the Company.

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Additionally, the Agent reserves the right to charge for any other reasonable expenses associated with such termination.

Article 8.    Additional Series.

           8.01. In the event that the Company establishes one or more series of Shares with respect to which it desires to have the Agent render services as transfer agent under the terms hereof, it shall so notify the Agent in writing, and unless the Agent objects in writing to providing such services, the term "Company" hereunder, unless the context otherwise requires, shall be deemed to include each such series of Shares. All recordkeeping and reporting shall be done separately for each series. Unless the Company and the Agent agree to an amended fee schedule, the fee schedule attached hereto shall apply to each series separately.

Article 9.    Assignment.

           9.01. Except as provided in Section 9.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. The parties agree that the Special Servicing Agreement does not constitute an assignment for purposes of this Section.

           9.02. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

           9.03. The Agent may, with notice to and consent on the part of the Company, which consent shall not be unreasonably withheld, subcontract for the performance of certain services under this Agreement to qualified service providers, which shall be registered as transfer agents under Section 17A of the Securities Exchange Act of 1934 if such registration is required; provided, however, that the Agent shall be as fully responsible to the Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.

Article 10.   Amendment.

           10.01. This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Directors or Trustees of each party.

Article 11.   Massachusetts Law to Apply.

           11.01. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

Article 12.   Form N-SAR.

           12.01. The Agent shall maintain such records as shall enable the Company to fulfill the requirements of Form N-SAR or any successor report which must be filed with the Securities and Exchange Commission.

Article 13.   Merger of Agreement.

           13.01. This Agreement and the Special Servicing Agreement constitute the entire agreement between the parties hereto and supersede any prior agreement with respect to the subject hereof or thereof whether oral or written.

Article 14.   Counterparts.

           14.01. This Agreement may be executed by the parties hereto in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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Article 15.   Limitation of Liability of the Trustees and the Shareholders.

It is understood and expressly stipulated that none of the Trustees, officers, agents, or shareholders of the Company shall be personally liable hereunder. The name of the Company is the designation of the Trustees for the time being under the Company's Declaration of Trust, as the same is now stated or may hereafter be amended, and all persons dealing with the trust must look solely to the property of the trust for the enforcement of any claims against the trust as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the trust. No series of the Company, if any, shall be liable for the obligations of any other series.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

           [SEAL]                                    SCUDDER PATHWAY SERIES



                                       By:______________________________________
                                                           President



           [SEAL]                                    SCUDDER SERVICE CORPORATION



                                       By:______________________________________
                                                           President



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                           SCUDDER SERVICE CORPORATION
                   FEE INFORMATION FOR SERVICES PROVIDED UNDER
                      TRANSFER AGENCY AND SERVICE AGREEMENT

                             Scudder Prime Fund

Annual maintenance fee for each account     $0.00
---------------------------------------

Other fees    $0.00
----------

Out of pocket expenses shall be reimbursed by the Fund to Scudder Service Corporation or paid directly by the Fund. Such expenses include but are not limited to the following:

         Telephone (portion allocable to servicing accounts)
         Postage, overnight service or similar services
         Stationery and envelopes
         Shareholder Statements - printing and postage
         Checks - stock supply, printing and postage
         Data circuits
         Lease and maintenance of S.A.I.L. and Easy Access Forms
         Microfilm and microfiche
         Expenses incurred at the specific direction of the Fund

Payment

The above will be billed within the first five (5) business days of each month and will be paid by wire within five (5) business days of receipt.

Scudder Prime Fund:                             Scudder Service Corporation:

By _______________________                       By _______________________


Date ____________                                Date ____________


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